Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2016, relating to the consolidated financial statements of Vocera Communications, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Vocera Communications, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

November 7, 2016